Exhibit 3.1

Free English translation

Coordinated text of the articles of

association of

Naamloze vennootschap

die een openbaar beroep op het

spaarwezen doet of gedaan heeft

“TIGENIX”

with registered office at 3001 Leuven, Romeinse straat 12 box 2,

enterprise number 0471.340.123 RLE Leuven

after the modification to the articles of

association on 8 September 2014

HISTORY

(in application of Art. 75, first section, 2° Companies Code)

DEED OF INCORPORATION:

The Company was incorporated by virtue of a deed passed before Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 21 February 2000, published in the Annexes to the Belgian State Gazette of 14 March 2000, under number 20000314-10.

MODIFICATIONS TO THE ARTICLES OF ASSOCIATION:

The articles of association were modified by:

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 22 March 2001, published in the Annexes to the Belgian State Gazette of 18 April thereafter, under number 314.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 25 September 2003, published in the Annexes to the Belgian State Gazette of 7 October thereafter, under number 103478.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 30 September 2003, published in the Annexes to the Belgian State Gazette of 22 October thereafter, under number 110379.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 14 May 2004, published in the Annexes to the Belgian State Gazette of 9 June thereafter, under number 84724.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 20 April 2005, published in the Annexes to the Belgian State Gazette of 13 May thereafter, under number 68972.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 23 August 2005, published in the Annexes to the Belgian State Gazette of 6 September thereafter, under number 125873.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 3 November 2005, published in the Annexes to the Belgian State Gazette of 30 November thereafter, under number 171836.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 20 April 2006, published in the Annexes to the Belgian State Gazette of 16 May thereafter, under number 83036.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 31 October 2006, published in the Annexes to the Belgian State Gazette of 23 November 2006, under number 175930.

• minutes drawn up by Mr. Eric Spruyt, Notary in Brussels, on 26 February 2007, published in the Annexes to the Belgian State Gazette of 2 April thereafter, under number 20070402-049193 (it being understood that the articles of association were modified subject to certain conditions precedent) and, subsequently, the acknowledgment of the satisfaction of the conditions precedent was passed by a deed before Notary Eric Spruyt on 27 March 2007, published in the Annexes to the Belgian State Gazette of 12 April thereafter, under number 54019.

• minutes drawn up by Mr. Denis Deckers, Notary in Brussels, on 17 April 2008, published in the Annexes to the Belgian State Gazette of 7 May thereafter, under number 68029.

• minutes drawn up by Mr. Eric Spruyt, Notary in Brussels, on 13 October 2008, published in the Annexes to the Belgian State Gazette of 4 November thereafter, under number 20081104-08174187.

• minutes drawn up by Mr. Hugo Kuijpers, Notary in Leuven-Heverlee, on 23 April 2009, published in the Annexes to the Belgian State Gazette of 8 June 2009, under number 20090608-0079271.

• minutes drawn up by Mr. Denis Deckers, Notary in Brussels, on 26 June 2009, published in the Annexes to the Belgian State Gazette of 20 July thereafter, under number 20090720-103121.

• minutes drawn up by Mr. Peter Van Melkebeke, Notary in Brussels, on 30 November 2009, published in the Annexes to the Belgian State Gazette of 13 January 2010, under number 20100113-006770.

• minutes drawn up by Mr. Vincent Berquin, Notary in Brussels, on 15 December 2009, published in the Annexes to the Belgian State Gazette of 13 January 2010, under number 20100113-0006782.

• minutes drawn up by Mr. Peter Van Melkebeke, Notary in Brussels, on 4 March 2010, published in the Annexes to the Belgian State Gazette of 25 March thereafter, under number 2010325-0043820.

• minutes drawn up by Mr. Daisy Dekegel, Notary in Brussels, on 9 November 2010, published in the Annexes to the Belgian State Gazette of 7 December thereafter, under number 177745.

• minutes drawn up by Mr. Luc Hertecant, Notary with office in Neerijse, substituting his colleague Mr. Peter Van Melkebeke, Notary in Brussels, on 26 April 2011, published in the Annexes to the Belgian State Gazette of 25 May 2011, under number 20110525-0078985.

• a deed passed before Mr. Peter Van Melkebeke, Notary in Brussels, on 3 May 2011, published in the Annexes to the Belgian State Gazette of 1 June 2011, under number 20110601-0082544.

• minutes drawn up by Mr. Peter Van Melkebeke, Notary in Brussels, on 6 June 2011, published in the Annexes to the Belgian State Gazette of 24 June thereafter, under number 94399.

• minutes drawn up by Mr. Joz Werckx, Notary in Kessel-lo, substituting his colleague Mr. Eric Spruyt, Notary in Brussels, on 17 April 2012, published in the Annexes to the Belgian State Gazette of 3 May thereafter, under number 83699.

• minutes drawn up by Mr. Joz Werckx, Notary in Kessel-lo, substituting his colleague Mr. Eric Spruyt, Notary in Brussels, on 11 May 2012, published in the Annexes to the Belgian State Gazette of 4 June thereafter, under number 99305.

A notarial deed concerning the issuance of warrants was passed before Mr. Joz Werckx, Notary in Kessel-lo, substituting his colleague Mr. Eric Spruyt, Notary in Brussels, on 6 July 2012, published in the Annexes to the Belgian State Gazette of 16 August thereafter, under number 142305.

• a deed (concerning the resolution by the board of directors to increase the share capital) passed before Mr. Denis Deckers, Notary in Brussels, on 19 December 2012, published in the Annexes to the Belgian State Gazette of 21 January 2013, under number 20130121-011972.

• minutes drawn up by Mr. Denis Deckers, Notary in Brussels, on 27 December 2012, published in the Annexes to the Belgian State Gazette of 30 January 2013, under number 17495.

• a deed passed before Notary Peter Van Melkebeke, associated Notary in Brussels, on 24 and 26 July 2013, published in the Annexes to the Belgian State Gazette of 9 August thereafter, under number 13125556.

• minutes drawn up by Mr. Peter Van Melkebeke, Notary in Brussels, on 22 November 2013, published in the Annexes to the Belgian State Gazette of 30 December 2013, under number 13196155.

• minutes drawn up by Mr. Helena Verwimp, substitute Notary, substituting Notary Joz Werckx with office in Kessel-Lo, substituting her colleague Mr. Peter Van Melkebeke, Notary in Brussels, on 2 April 2014, published in the Annexes to the Belgian State Gazette of 23 May thereafter, under number 105806.

• minutes drawn up by Mr. Helena Verwimp, substitute Notary, substituting Notary Joz Werckx with office in Kessel-Lo, following a decision by the chairman of the court of first instance of Leuven of 24 January 2014, substituting her colleague Mr. Tim Carnewal, Notary in Brussels, on 22 April 2014, published in the Annexes to the Belgian State Gazette of 23 May thereafter, under number 105808.

• and for the last time by minutes drawn up by Mr. Joz Werckx, Notary with office in Kessel-Lo, substituting his colleague Mr. Eric Spruyt, Notary in Brussels, on 8 September 2014, filed for publication in the Annexes to the Belgian State Gazette.

TRANSFER OF REGISTERED OFFICE:

The registered office was transferred to the current address pursuant to a resolution adopted by the board of directors on 19 May 2008, published in the Annexes to the Belgian State Gazette of 18 August thereafter, under number 135415.

COORDINATED

ARTICLES OF ASSOCIATION ON 8 September 2014

Chapter 1: Nature of the company

Article 1: Name - Form

The company has the legal form of a company limited by shares (“société anonyme” / “naamloze vennootschap”), with the name “TiGenix”.

It is a company that makes or has made a public call on funds from the public (“société faisant ou ayant fait publiquement appel à l’épargne” / “vennootschap die een openbaar beroep op het spaarwezen doet of heeft gedaan”).

Article 2: Registered office

The registered office is located at 3001 Leuven, Romeinse straat 12, box 2.

It may be transferred to any other place in Belgium, within the same language region, by mere resolution of the board of directors, published in the Annexes to the Belgian State Gazette.

The company may establish, in Belgium as well as abroad, by mere resolution of the board of directors, administrative offices, places of business, branch offices, subsidiaries or agencies.

Article 3: Corporate purpose

The company has as its corporate purpose to engage in activities in the field of research and development regarding biological compounds and biomaterials for its own account and for the account of third parties, as well as the industrialisation and commercialisation of the results hereof.

It may engage in all possible commercial, industrial, financial, movable and immovable, transactions, which are, directly or indirectly related to its corporate purpose or which are likely to enhance it. It may, among others, cooperate with, participate in, in any way whatsoever, directly or indirectly, take a stake in each enterprise the corporate purpose of which is similar, analogous or related to its own purpose.

It may mortgage its real estate and may pledge all its other assets, including its entire business, and it may guarantee a bill for all loans, credits and other undertakings, on its own behalf as well as on behalf of third parties, provided that the company itself has an interest thereto.

Article 4: Duration

The company exists for an unlimited duration.

Chapter II: Registered capital — Shares

Article 5: Registered Capital

The registered capital amounts to sixteen million forty-seven thousand six hundred and sixty-two euro (EUR 16,047,662.00), represented by one hundred sixty million four hundred seventy-six thousand six hundred and twenty (160,476,620) shares without nominal value, each representing 1/160,476,620th of the capital. The capital has been fully and unconditionally subscribed to and has been fully paid up.

Article 6: Authorised capital

6.1. By virtue of the resolution of the extraordinary shareholders’ meeting held on 8 September 2014, the board of directors has been expressly authorised to increase the registered capital in one or more transactions with a (cumulated) amount equal to the registered capital, being sixteen million forty-seven thousand six hundred sixty-two euro (EUR 16,047,662.00). This authorisation may be renewed in accordance with the relevant legal provisions.

The board of directors can exercise this power for a period of five (5) years as of the publication of the authorisation in the annexes to the Belgian State Gazette.

6.2. The capital increases to which can be decided pursuant to this authorisation, take place in accordance with the modalities to be determined by the board of directors, by means of a contribution in cash or in kind or through conversion of reserves and issuance premiums, with or without issuance of new shares, with or without voting rights. The board of directors can also use this authorisation for the issuance of convertible bonds, subordinated or not subordinated, warrants, bonds to which warrants or other tangible values are connected, or other securities.

When exercising its authorisation within the framework of the authorised capital, the board of directors can limit or cancel the preferential subscription right of the shareholders in the interest of the company, subject to the limitations and in accordance with the conditions provided for by the Companies Code. This limitation or cancellation can also occur to the benefit of the employees of the company or its subsidiaries, and to the benefit of one or more specific persons even if these are not employees of the company or its subsidiaries.

If, pursuant to a capital increase that has been decided within the framework of the authorised capital, an issuance premium is paid, this shall be automatically booked on the account “Issuance Premiums”, that shall serve as guarantee for third parties in the same manner as the company’s registered capital and which, apart from the possibility to convert this reserve into registered capital, can only be disposed off in accordance with the conditions provided for by the Companies Code in respect of amendments to the articles of association.

The board of directors is authorised, with power of substitution, to amend the articles of association after each capital increase realised within the framework of the authorised capital, in order to bring them in line with the new situation of the registered capital and the shares.

Article 7: Capital increase

In the event of a capital increase with premium, the amount corresponding with the issuance premium must be fully paid up at the time of subscription.

Article 8: Preferential subscription right

For each capital increase, the new shares which are subscribed to in cash must, during at least fifteen days as from the opening of the subscription period, first be offered to the existing shareholders in proportion to the share of the capital represented by their shares. The shareholders may waive this preferential subscription right; they must do this explicitly.

The terms and conditions of issuance and the issuance period are determined by the shareholders’ meeting and published in accordance with the provisions of the Companies Code.

The shareholders’ meeting may however, acting in accordance with the provisions of the Companies Code, in the company’s interest, restrict or cancel the preferential subscription right.

If the share belongs to a bare owner and a usufructuary, the preferential subscription right may be exercised by the bare owner; if the bare owner waives the preferential subscription right, it accrues to the usufructuary.

The preferential subscription right with respect to pledged shares may only be exercised by the owner-pledgor.

Article 9: Call for additional payment of shares

Calls for additional payment of shares or to fully pay up shares are made arbitrarily by the board, depending on the needs of the company.

The commitment to make additional payments or to fully pay up is unconditional and indivisible. If shares which are not fully paid up are in co-ownership with several persons, each of them is liable for the payment of the full amount of the payments which are called and due.

The shareholder who has not complied with the request by the board of directors to fully pay up, shall automatically and without further notice owe the Company an interest equal to Euribor (twelve months) plus four hundred base points per annum from the due date, and the rights attached to the shares which are not fully paid up shall be automatically suspended as long as the payments which are duly called and due have not been made.

Article 10: Capital decrease

A decrease of the registered capital can only be decided by the shareholders’ meeting, deliberating in accordance with the Companies Code provided that shareholders in the same circumstances are treated equally.

The convening notices mention the purpose of the contemplated capital decrease and the procedure to be followed for the realisation thereof.

Article 11: Form of the shares

The shares shall be in registered or in dematerialised form, at the option of the shareholders.

Each shareholder may request at any time that his shares be converted, at his expense, into another form.

The shares will always be in registered form when required by law.

The shares are indivisible vis-à-vis the company. The co-owners must be represented vis-à-vis the company by one single person; the company may suspend the rights attached to such shares as long as this is not the case. If no agreement can be reached among the persons entitled, the competent judge may, at the request of the most interested party, appoint an interim administrator to exercise the rights concerned in the joint interest of the persons entitled.

The successors, persons entitled and creditors of a shareholder may under no pretext whatsoever induce the seizure of the assets and values of the company, nor request the distribution or auction thereof, nor become involved in any manner with its management. As to the exercise of their rights, they have to reconcile themselves with the inventory and the annual accounts and the deliberations of the shareholders’ meeting.

Article 12: Acquisition of own shares

The company may acquire, dispose of or pledge its own shares, profit-sharing certificates or any certificates relating thereto, provided that the relevant legal provisions are complied with.

The board of directors is authorised, without resolution of the shareholders’ meeting, to acquire and to hold own shares when this is necessary to avoid an imminent and serious harm to the company. This authorisation is valid for a period of three (3) years as from the publication of this authorisation in the Annexes to the Belgian State Gazette.

Article 13: Notes and warrants

The company may at any time issue notes, whether or not guaranteed by collateral security, by resolution of the board of directors. The issuance of notes or warrants convertible into shares may, however, only be decided by the shareholders’ meeting deliberating in accordance with the provisions applicable to modifications to the articles of association, or by the board of directors within the limits of the authorised capital.

Article 14: Disclosure of significant participations

Each natural or legal person who directly or indirectly acquires or transfers securities of the company that have voting rights, whether or not representing the registered capital, must notify in writing the company and the Banking, Finance and Insurance Commission, in accordance with the Law of 2 May 2007 on disclosure of major holdings in issuers whose shares are admitted to trading on a regulated market and laying down miscellaneous provisions, of the number of securities and the proportion of existing voting rights he holds, as soon as the voting rights attached to such securities reach three per cent (3%) or more of the total number of voting rights at the time that the circumstances arise that require a notification.

Such notification is also required each time, as a result of an acquisition, a threshold of five per cent (5%) or a multiple of five per cent (5%) is reached, and when the number of voting rights drops, as a result of the transfer, below one of these thresholds as a result of the transfer.

Chapter III: Management and Control

Article 15: Composition of the board of directors

The company shall be managed by a board of directors of minimum three directors and maximum thirteen directors, who may be natural persons or legal entities and may but need not be shareholders. At least three members of the board shall be appointed as independent directors within the meaning set out in Article 526ter of the Companies Code. Any shareholder owning 20% or more of the shares of the company shall be entitled to propose candidates for the appointment of two directors, and if any such shareholder proposes candidates accordingly, two directors shall be appointed among the candidates proposed by such shareholder. Any shareholder owning at least 10% but less than 20% of the shares of the company shall be entitled to propose candidates for the appointment of one director, and if any such shareholder proposes candidates accordingly, one director shall be appointed from among the candidates proposed by such shareholder.

Without prejudice to the applicable legal provisions, proposals to appoint directors shall be communicated to the board of directors at least fifty days before the shareholders’ meeting, in order to allow the nomination and remuneration committee to research and discuss the proposal and to advise the board of directors in this respect.

The directors are appointed for a term of no more than four years by the shareholders’ meeting, which is entitled to revoke them at any time. They may be reappointed.

When a legal entity is appointed as a director, it must appoint a natural person, chosen from among its shareholders, managers, directors or employees, as its permanent representative, who shall carry out such mandate in the name and on behalf of such legal entity. The legal entity may not dismiss its permanent representative without simultaneously appointing a successor. The appointment and termination of the mandate of the permanent representative are governed by the same disclosure rules as if he/she were exercising the mandate in his/her own name and on his/her own behalf.

Should one or more mandates of director become vacant as a result of death, resignation or another reason, the remaining directors shall have the right to temporarily fill such vacancy.

As long as the shareholders’ meeting or the board of directors has not filled a vacancy, for any reason whatsoever, the directors whose mandate has expired remain in function if this is necessary for the board of directors to be composed of the legal minimum number of members.

The board of directors may appoint a chairman from among its members and may also replace such chairman. Should no chairman be appointed or should the chairman be absent, the oldest director present shall assume the role of chairman.

The board of directors may appoint a secretary from among its members.

Article 16: Meetings

The board of directors meets whenever the interest of the company so requires as well as each time so requested by two directors. The board may be convened by the chairman or two directors.

The convening notices must be sent at the latest five (5) business days in advance and are valid if delivered by letter, fax, e-mail or any other means specified in Article 2281 of the Civil Code. Such convening notices must mention the agenda of the meeting. The notice period may be shortened in case of urgency and if in the interest of the company.

Each director present or represented is deemed to have been validly convened to the meeting.

The meetings are held at the registered office of the company or at another place indicated in the convening notice. Directors who cannot physically attend the meeting, may participate in the deliberation and voting using telecommunication means such as telephone or video conference, provided that all participants in the meeting may directly communicate with the other participants, and are thus considered as being present.

Any director may grant a proxy to another director in order to be represented at a specific meeting. Such proxies must be recorded in a proxy form bearing the director’s signature (which may be an electronic signature in accordance with applicable Belgian law) and must be notified to the board by letter, fax, e-mail or any other means specified in Article 2281 of the Civil Code.

The resolutions of the board of directors may be approved by unanimous written consent if the urgency of the matter and the interests of the company so require. Such procedure may not be used for the drawing up of the annual accounts and the use of the authorised capital.

Article 17: Resolutions of the board of directors

Without prejudice to Article 18, the board may only validly deliberate and adopt resolutions if the majority of its members are present or represented. If this quorum is not reached, a new meeting of the board of directors may be convened which may deliberate and resolve on the items on the agenda of the meeting of the board of directors for which the quorum was not reached. A meeting of the board of directors can be held in any event if at least two directors are present.

The board of directors may only deliberate and resolve on items that are not mentioned on the agenda if all members are present or represented at the meeting and consent to do so. Such consent is deemed to have been given if it appears from the minutes that no objection was made.

The resolutions are adopted by a simple majority of the votes of the directors present or represented and, in the event of one or more abstentions, by the majority of the votes of the other directors. In case of a tie of votes, the chairman shall have the casting vote.

Article 18: Conflict of interests

If a director has, directly or indirectly, a patrimonial interest which is conflicting with a decision or transaction which falls within the power of the board of directors, he is obliged to inform the board of directors thereof in accordance with the Companies Code, and the provisions of Article 523 of the Companies Code must in particular be complied with.

If several directors find themselves in these circumstances, and applicable law prohibits them to participate in the deliberation or the voting in connection therewith, the remaining directors will be able to validly adopt such resolution, even if in these circumstances no more than half of the directors is present or represented as required by Article 17.

Article 19: Minutes

The resolutions of the board of directors are recorded in minutes and signed by the chairman and the secretary or another director, and all members who wish to do so.

These minutes are recorded or placed in a special minute book.

The written proxies are attached thereto.

The copies or excerpts to be submitted in court or elsewhere are signed by the chairman, the secretary, or by two (2) directors.

Article 20: Powers of the board of directors

The board of directors is vested with the power to perform all acts that are necessary or useful for the realisation of the company’s purpose, except for those which the law or these articles of association have reserved to the shareholders’ meeting.

Article 21: Daily management

The board of directors may delegate the day-to-day management of the company, as well as the representation of the company in the framework of such management, to one or more persons, whether or not a board member. Where a person in charge of the day-to-day management is also a director, he/she shall bear the title of managing director. If this is not the case, he/she shall bear the title of general manager.

The board of directors determines the remuneration of the person or persons entrusted with the day-to-day management.

If several persons are entrusted with the day-to-day management, they may act alone unless the board or directors resolves that they must act jointly.

Each person entrusted with the day-to-day management may delegate special and specific powers to one or more persons, whether or not a director.

Article 22: Management committee

The board of directors may, in accordance with Article 524bis of the Companies Code, delegate its powers to a management committee (“comité de direction” / “directiecomité”). Such delegation may, however, relate neither to the company’s general policy nor to the entirety of the matters which are reserved by law to the board of directors.

The management committee consists of two or more persons, whether or not directors. The conditions for the appointment of the members of the management committee, their dismissal, their remuneration, the duration of their mandate and the powers and operating procedure of the management committee are determined by the board of directors. The board of directors is entrusted with the supervision of the management committee.

If a member of the management committee has, directly or indirectly, a patrimonial interest which is conflicting with a decision or transaction which falls within the power of the committee, he informs the board of directors thereof. Only the board of directors will then approve or reject the decision or transaction and, as the case may be, will thereby follow the procedure described in Article 523, §1 of the Companies Code and Article 18 of these articles of association.

The resolutions of the management committee are recorded in minutes, which are signed by at least two members of the management committee present. Copies and excerpts are signed by a person entrusted with the day-to-day management or at least two members of the management committee.

Article 23: Advisory committees

The board of directors may, from among its members and under its responsibility, set up one or more advisory committees, including a remuneration committee or a nomination committee. The conditions for the appointment of the members of such committees, their dismissal, their remuneration, the duration of their mandate and the operating procedure of the committees are determined by the board of directors.

The board of directors may, for special and specific matters, appoint one or more special attorneys-in-fact.

The board of directors determines the remuneration of the persons to whom it delegates powers. This remuneration may be fixed or variable.

Article 24: Representation power

Without prejudice to the general representation power of the board of directors as board, the company is validly represented in legal proceedings and otherwise by (i) two (2) directors acting jointly, or (ii) by two members of the management committee acting jointly, with respect to the powers delegated to the management committee, (iii) with respect to the day-to-day management, by one or more persons entrusted with these powers, acting alone, unless the resolution of the board of directors delegating such powers provides that they must act jointly, and (iv) by a special attorney-in-fact, whether or not a director, acting alone, within the scope of the powers delegated to the attorney-in-fact.

Article 25: Remuneration

The mandate of the directors is not remunerated, unless decided otherwise by the shareholders’ meeting. The resolution of the shareholders’ meeting stipulates whether the remuneration is fixed or variable and determines the aggregate amount of remuneration to be divided by the board or determines the remuneration amount for each director separately.

The restrictions provided for in Article 520ter, first and second paragraph of the Companies Code do not apply to the company and such in respect of all persons who either directly or by reference fall within the scope of that Article.

Article 26: Control

The control of the financial situation, the annual accounts and the regularity of the transactions to be recorded in the annual accounts, is performed by one or more auditors. The auditors are appointed by the shareholders’ meeting for a renewable three-year term. The remuneration of the auditors for the duration of their entire mandate is determined by the shareholders’ meeting at the time of their appointment.

Chapter IV: Shareholders’ Meeting

Article 27: Annual, extraordinary and special shareholders’ meeting

The annual shareholders’ meeting is held each year on 20 April at 10.00 a.m. If this day is not a working day, the meeting shall be held on the next working day. A working day is any day except a Saturday, Sunday or public holiday in Belgium.

The annual, special and extraordinary shareholders’ meetings shall be held at the registered office of the company, unless another place would be indicated in the convening notices.

Article 28: Convening

The board of directors as well as each auditor individually has the right to call extraordinary and special shareholders’ meetings. They must call such meeting on the day set out in these articles of association and in the event that one or more shareholders, which alone or jointly represent one fifth of the registered capital, request to call a meeting. Such request must be sent by registered mail or by courier to the registered office of the company for the attention of the board of directors; it must indicate the items on the agenda and the proposed resolutions with respect to which the shareholders’ meeting needs to deliberate and resolve, as well as include an elaborated description of the reason behind the request. The notice convening the shareholders’ meeting that is to be held as a result of such request must be issued within the three weeks following the request. In the notice, other agenda items can be added by the board of directors to the ones put on the agenda by the shareholders.

The convening notices by the board of directors can be signed validly on behalf of the board of directors by each person entrusted with the daily management.

Article 29: Notices

The notices convening a shareholders’ meeting shall be issued in accordance with the formalities and other provisions of the Companies Code.

Article 30: Notification of participation and admission to the shareholders’ meeting

a)                                      A shareholder is only entitled to participate in and vote at the shareholders’ meeting, irrespective of the number of shares he owns on the date of the shareholders’ meeting, provided that his shares are recorded in his name at midnight (24:00) (CET) of the fourteenth (14th) day preceding the date of the shareholders’ meeting (the “record date”):

•                                           in case of registered shares, in the register of registered shares of the company; or

•                                           in case of dematerialised shares, through book-entry in the accounts of an authorised account holder or clearing organisation.

In addition, the company (or the person designated by the company) must, at the latest on the sixth (6th) day preceding the day of the shareholders’ meeting, be notified as follows of the intention of the shareholder to participate in the shareholders’ meeting:

•                                           in case of registered shares, the shareholder must, at the latest on the above-mentioned date, notify the company (or the person designated by the company) in writing of his intention to participate in the shareholders’ meeting and of the number of shares he intends to participate in the shareholder’s meeting with by returning a signed paper form, or, if permitted by the convening notice, by sending an electronic form (signed by means of an electronic signature in accordance with the applicable Belgian law) electronically, to the company on the address indicated in the convening notice; or

•                                           in case of dematerialised shares, the shareholder must, at the latest on the above-mentioned date, provide the company (or the person designated by the company), or arrange for the company (or the person designated by the company) to be provided with, a certificate issued by the authorised account holder or clearing organisation certifying the number of dematerialised shares recorded in the shareholder’s accounts on the record date in respect of which the shareholder has indicated his intention to participate in the shareholders’ meeting.

b)                                      Prior to participating in the meeting, the shareholders or their proxy holders are required to sign the attendance sheet, indicating the identity of the shareholder, if applicable, the identity of the proxy holder, and the number of shares in respect of which they are participating in the shareholders’ meeting. The representatives of shareholders which are legal entities must provide the documents evidencing their capacity as corporate body. The natural persons, shareholders, corporate bodies or proxy holders who participate in the meeting must be able to prove their identity.

c)                                       The holders of profit share certificates, non-voting shares, bonds, warrants or other securities issued by the company, as well as the holders of certificates issued with the assistance of the company and representing securities issued by the latter, may attend the shareholders’ meeting insofar as the law entitles them to do so and, as the case may be, gives them the right to participate in the voting. If they wish to participate, they are subject to the same formalities, admission requirements and requirements concerning form and filing of proxies, as those imposed on the shareholders.

Article 31: Representation

Any shareholder may be represented at the shareholders’ meeting by a proxy holder, who need not be a shareholder. Except in cases provided for in the law, a shareholder may only appoint one person as proxy holder for a particular shareholders’ meeting.

The board of directors may determine the form of the proxies. The appointment of a proxy holder must in any event take place in paper form or electronically, the proxy must be signed by the shareholder (as the case may be, by means of an electronic signature in accordance with the applicable Belgian law) and the company must receive the proxy at the latest on the sixth (6th) day preceding the day on which the shareholders’ meeting is held.

Co-owners must be represented by a sole person. The bare owners will represent the usufructuaries, unless otherwise agreed upon or provided otherwise in the deed establishing the usufruct. In the event of a dispute between the bare owner and the usufructuary concerning the existence or scope of such agreement or provision, only the bare owner shall be admitted to participate in the meeting and participate in the voting.

If the shares are pledged, the owner-pledgor shall exercise the voting rights attached to the shares that are pledged, unless otherwise agreed upon between the pledgor and pledgee. In the event of a dispute between the pledgor and the pledgee concerning the existence or scope of such agreement, only the pledgor shall be admitted to participate in the meeting and participate in the voting.

Article 32: Officers of the meeting

Each shareholders’ meeting is chaired by the chairman of the board of directors or, in his/her absence, by a director, appointed thereto by the other members of the board of directors.

The secretary of the company acts as secretary of the meeting; in his/her absence, the chairman appoints a secretary and the meeting appoints one or more tellers.

The directors present are the other officers of the meeting.

Article 33: Deliberations — Voting rights

The shareholders’ meeting can validly deliberate regardless of the number of shares present or represented, unless a special quorum is required by law.

Each share carries one (1) vote.

Except if the law or these articles of association provide otherwise, the meeting deliberates and resolves by a simple majority of votes. For items on the agenda which do not entail a modification to the articles of association, abstentions or blank votes and invalid votes are not taken into account to calculate the required majority.

In case of a tie of votes, the proposal is rejected.

Voting occurs by show of hands, by name call or by signed ballots or electronically.

The shareholders’ meetings may be broadcast by means of video or audio conference directly or at a later time, in whole or in part, from where the meeting is held, to known or unknown persons and, as the case may be, by making use of one or more websites. Natural persons who participate in a shareholders’ meeting are deemed to be aware of the possibility of broadcasting and, by their presence, they give their consent to appear in such broadcasting.

Article 34: Adjournment

During the meeting, the board of directors has the right to postpone the resolution to approve the annual accounts by five (5) weeks. This postponement does not affect the other resolutions already adopted, unless resolved otherwise by the shareholders’ meeting in this respect. The next meeting has the right to definitively determine the annual accounts.

The board of directors also has the right, during the meeting, to postpone any other shareholders’ meeting once for a period of five (5) weeks. This postponement does not affect the other resolutions already adopted, unless resolved otherwise by the shareholders’ meeting in this respect.

At the next meeting the agenda items of the first meeting with respect to which no resolution has been adopted shall be further considered.

For shareholders to be admitted to the next meeting, they have to fulfil the formalities required by the articles of association. To this effect, the record date will be set at midnight (CET) on the fourteenth (14th) day preceding the date of the second shareholders’ meeting.

Article 35: Decision on matters not on the agenda — Amendments — Questions

The shareholders’ meeting cannot validly deliberate and resolve on the items which are not included or implicitly contained in the announced agenda.

One or more shareholders holding at least 3% of the capital of the company may request that items be added to the agenda of any convened meeting and may submit proposed resolutions in relation to existing agenda items or new items to be added to the agenda, provided that (i) they prove ownership of such shareholding as at the date of their request and record their shares representing such shareholding on the record date and (ii) the additional items on the agenda and/or proposed resolutions have been submitted in writing by these shareholders to the board of directors at the latest on the twenty second (22nd) day preceding the day on which the relevant shareholders’ meeting is held. The shareholding must be proven by a certificate evidencing the registration of the relevant shares in the share register of the company or by a certificate issued by the authorised account holder or the clearing organisation certifying the book-entry of the relevant number of dematerialised shares in the name of the relevant shareholder(s). As the case may be, the company shall publish the modified agenda of the shareholders’ meeting, at the latest on the fifteenth (15th) day preceding the day on which the shareholders’ meeting is held. The right to request that items be added to the agenda or that proposed resolutions in relation to existing agenda items be submitted does not apply in case of a second extraordinary shareholders’ meeting that must be convened because the quorum was not obtained during the first extraordinary shareholders’ meeting.

Within the limits of Article 540 of the Companies Code, the directors and auditors answer the questions raised by shareholders, whether during the meeting or in writing. During the shareholders’ meeting the chairman opens the question session and gives the floor to the shareholders wishing to ask questions. He can rule them out of scope if the question exceeds the scope of Article 540, or if the question was asked before to the extent an answer was given to that question, or should this not be the case, to the extent it is clear that the relevant director or auditor can not or may not answer the question (hereinafter “non-relevant questions”). The chairman only closes the question session when all questions that are not non-relevant questions have been asked. In case of a dispute concerning the decision of the chairman in this respect, the shareholders’ meeting resolves on this by simple majority.

Article 36: Minutes

Minutes of the shareholders’ meeting are signed by the chairman, the secretary, the officers of the meeting who wish to do so and those shareholders requesting to do so.

The minutes are kept in a special minute book.

The copies or excerpts of the minutes of the shareholders’ meetings to be submitted in court or elsewhere are signed by the chairman, by the person entrusted with the day-to-day management of by two directors.

Chapter V: Annual accounts — Distribution of profits

Article 37: Financial year

The financial year starts on 1 January and ends on 31 December of each year.

Article 38: Annual accounts — reports

At the end of each financial year, the board of directors draws up the inventory and prepares the annual accounts. The annual accounts consist of the balance sheet, the profit and loss account and the explanatory notes, which constitute a whole.

The board of directors also draws up a report, referred to as the “annual report”, in which it renders account for its management.

Article 39: Distribution of profits

The credit balance of the profit and loss account, after deduction of the general expenses, the social charges and necessary depreciations, constitutes the net profit.

Each year, five per cent (5%) of the net profit shall be reserved to build up the legal reserve fund. When the accumulated legal reserve is equal to one tenth of the capital of the company, it is no longer mandatory to transfer profits to the said reserve.

The balance shall, upon proposal of the board of directors, be allocated by the shareholders’ meeting, taking into account the relevant legal limitations.

Article 40: Declaration of dividends — interim dividends

The payment of dividends occurs at the time and place determined by the board of directors.

The board of directors may in accordance with the Companies Code, at its own responsibility, decide to declare interim dividends and to determine the payment conditions thereof.

Chapter VI: Dissolution — Liquidation

Article 41: Dissolution — Liquidation

Only an extraordinary shareholders’ meeting may resolve to voluntarily dissolve the company, provided that all relevant legal provisions are complied with.

In the event of dissolution of the company for any reason and at any time whatsoever, the liquidation shall be carried out by a liquidator or a board of liquidators, appointed thereto by the shareholders’ meeting in accordance with the legal provisions. If no resolution was adopted in this respect, the directors of the company in office are deemed to be liquidators, not only in order to receive or to be served notices or summonses, but also in order to actively liquidate the company vis-à-vis third parties as well as vis-à-vis the shareholders.

The liquidators only take up their mandate after confirmation by the Commercial Court of their appointment by the shareholders’ meeting, in accordance with Article 184 of the Companies Code.

The liquidators have, to this end, the most extensive powers by virtue of the provisions of the Companies Code. The shareholders’ meeting determines the remuneration of the liquidators.

Article 42: Distribution

After settlement of all debts, charges and liquidation costs, the net assets are first of all used to reimburse, either in cash or by means of shares, the unredeemed paid-up amount of the shares.

If all shares were not paid up equally, the liquidators must, prior to distribution, restore this balance by putting all shares in exactly the same situation, either by calling additional payments on the shares that are not sufficiently paid up, or by prior reimbursement for the benefit of shares that are paid up in an higher degree.

The balance, if any, is divided equally among all shares.

Chapter VII: General Provisions

Article 43: Election of domicile

The directors and liquidators having their domicile abroad are deemed, for the entire duration of their mandate, to have elected domicile at the registered office of the company, where they may be served or receive all summonses and notices relating to the affairs of the company and the responsibility of their governance.

FOR CERTIFIED COORDINATION

Willy Duron and Eduardo Bravo
Directors